Exhibit 10.3

BRC INC.

2022 OMNIBUS INCENTIVE PLAN

FOUNDER STOCK AWARD GRANT NOTICE

Pursuant to the terms and conditions of the BRC Inc. 2022 Omnibus Incentive Plan, as amended from time to time (the “Plan”), BRC Inc., a Delaware public benefit corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of performance-based restricted stock units (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth in this Performance Stock Unit Grant Notice (this “Grant Notice”), in the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement. Further, as a condition to your receipt of the PSUs, you agree to comply and be bound by the Restrictive Covenants attached hereto as Exhibit C.

Type of Award:	Performance-Based Restricted Stock Units

Participant:	Evan Hafer

Date of Grant:	December 29, 2022

Total Number of Performance Stock Units:	4,231,206 Tranche 1 Units 4,231,206 Tranche 2 Units

Performance Period:	The period commencing as of the Date of Grant and ending on April 30, 2027 (the “Performance Period End Date”).

Vesting Schedule:	Subject to Sections 2(b), 2(c), 2(d), 2(e) and 5 of the Agreement, the Plan and the other terms and conditions set forth in this Grant Notice, the PSUs shall vest based upon the achievement of CAGR (as defined on Exhibit B) targets according to the schedule set forth on Exhibit B, so long as you remain continuously employed by the Company or an Affiliate from the Date of Grant through the Performance Period End Date. For the avoidance of doubt, if none of the CAGR targets are achieved on or prior to the Performance Period End Date, then all of the PSUs (and all rights arising from the PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

Settlement of PSUs:	Any Vested PSUs shall be settled in accordance with Section 4 of the Agreement.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice (including the covenants set forth in Exhibit C hereto). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

BRC INC.

By:	/s/ Tom Davin
Name:	Tom Davin
Title:	Co-Chief Executive Officer

PARTICIPANT

/s/ Evan Hafer
Name: Evan Hafer

[Signature Page to Founder Stock Award Grant Notice]

EXHIBIT A

PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between BRC Inc., a Delaware public benefit corporation (the “Company”), and Evan Hafer (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.             Award.  In consideration of the Participant’s past and/or continued employment with, or service to, the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent it becomes a Vested PSU, each PSU represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the PSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Shares or other payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.             Vesting of PSUs.

(a)             Except as otherwise set forth in Sections 2(b), 2(c), 2(d), 2(e) and 5, the PSUs shall vest based on the achievement of the CAGR targets in accordance with the schedule and other terms set forth on Exhibit B, as determined and certified by the Committee.  Unless and until the PSUs have become Vested PSUs, the Participant will have no right to receive any dividends or other distribution with respect to the PSUs. Upon the Participant’s termination of employment prior to the Performance Period End Date (but after giving effect to any accelerated vesting pursuant to Sections 2(b), 2(c) and 2(d)), any unvested PSUs, including any Accumulated PSUs (as defined in Exhibit B) (and all rights arising from any such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company. Upon the Participant’s termination of employment after the Performance Period End Date for any reason other than Cause, the Participant will retain all Vested PSUs.

(b)             Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 23, upon the Participant’s termination of employment (i) by the Company or an Affiliate without Cause (as defined below), (ii) due to the Participant’s death or Disability, or (iii) by the Participant for Good Reason (as defined below), the Accumulated PSUs (as defined in Exhibit B), if any, shall become Vested PSUs and be settled in accordance with Section 4. Any PSUs that are not Accumulated PSUs as of such date shall terminate and be forfeited without any consideration. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth in the Participant’s employment agreement dated as, December 29, 2022, with Black Rifle Coffee Company LLC, an Affiliate of the Company (as amended from time to time) (the “Employment Agreement”).

Exhibit A-1

(c)             Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 23, unless the PSUs are assumed as described in Section 2(d), upon the date of the consummation of a Change of Control prior to the Performance Period End Date, the Performance Period will be deemed to terminate upon the consummation of such Change of Control and the number of Vested PSUs hereunder shall be determined based upon the Pro-Rated Amount (as defined below). As used herein, the “Pro-Rated Amount” means the product of (x) and (y) where “(x)” is equal to the total number of PSUs that would vest hereunder, calculated based upon attainment of CAGR targets through the date of the Change of Control and “(y)” is equal to a fraction with the numerator equal to the number of completed days that have elapsed from the Reference Date (as defined in Exhibit B) through the date such Change of Control and the denominator equal to the total number of days between the Reference Date and the Performance Period End Date.

(d)             Notwithstanding Section 2(c) above, if, in connection with a Change of Control, the surviving company (i) has stock that is readily-tradeable on an established securities market, (ii) agrees to assume or continue the PSUs or provide a replacement award, in either case, on terms that are substantially identical to and otherwise in compliance with the Plan (as adjusted by the Committee to reflect such transaction) and (iii) agrees to employ or continue to employ the Participant in a position of similar pay and responsibility, the accelerated vesting provisions set forth in Section 2(c) shall not apply and instead the PSU award shall continue to vest in accordance with the terms set forth in this Agreement.

(e)             Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, upon the Participant’s termination of employment for Cause prior to the Performance Period End Date, all of the PSUs (whether vested or unvested, Accumulated PSUs, or otherwise, and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

3.             Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not yet been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of Shares equal to the number of PSUs held by the Participant that have not been settled as of such record date, such payment to be made on the Settlement Date (as defined below) in accordance with Section 4 (the “Dividend Equivalents”). For purposes of clarity, if the PSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement for any reason (including the failure to achieve the performance criteria set forth in Exhibit B), then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited PSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

Exhibit A-2

4.             Settlement of PSUs. Subject to Section 23, on the earliest to occur of (a) the Performance Period End Date, (b) the date of the Participant’s termination of employment in a manner described in Section 2(b) , and (c) the consummation of a Change of Control pursuant to which the award is not assumed in accordance with Section 2(d) (the earliest of the dates in the preceding clauses (a), (b) and (c), the “Settlement Date”) but in no event later than 30 days after the Settlement Date, the Company shall deliver to the Participant (or, if applicable, the Participant’s estate) a number of Shares equal to the number of PSUs subject to this Award that have become Vested PSUs. For the avoidance of doubt, in no event shall the Participant have a right to receive any Shares in respect of PSUs that remain unvested as of the Settlement Date. All Shares issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5.             Restrictive Covenants.

(a)             The Participant acknowledges and agrees that this Award aligns the Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, the Participant agrees to abide by the terms set forth in Exhibit C and the Employment Agreement, which Exhibit C is deemed to be part of this Agreement as if fully set forth herein. The Participant acknowledges and agrees that the restrictive covenants contained in Exhibit C and the Employment Agreement are reasonable and enforceable in all respects. By accepting this Award, the Participant agrees to be bound, and promises to abide, by the terms set forth in Exhibit C and expressly acknowledges and affirms that this Award would not be granted to the Participant if the Participant had not agreed to be bound by such provisions.

(b)             Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines in good faith that, after having provided notice to the Participant and having given the Participant an opportunity to be heard, the Participant has failed to abide by any provision set forth in Exhibit C or the provisions of any other confidentiality, non-competition or non-solicitation covenant in any other agreement by and between the Company or any Affiliate and the Participant (including, without limitation, the Employment Agreement), then in addition to and without limiting the remedies set forth in Exhibit C, the Committee may, at its discretion, cause all PSUs that have not been settled as of the date of such determination (and all rights arising from such PSUs and from being a holder thereof) to terminate and be forfeited at no cost to the Company.

Exhibit A-3

6.             Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company regarding the payment of any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of this Award, which arrangements may include the delivery of cash or cash equivalents or, subject to the prior approval of the Committee, Shares (including previously owned Shares (which is not subject to any pledge or other security interest), net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7.             Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be employed by the Company or an Affiliate as long as the Participant remains an employee of any of the Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. To the extent the PSU award constitutes in whole or in part a “deferral of compensation” within the meaning of Section 409A, references to termination of employment shall mean the Participant’s “separation from service” as defined in Treasury Regulation § 1.409A-1(h).

8.             Non-Transferability.  During the lifetime of the Participant, the PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

Exhibit A-4

9.             Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

10.             Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any Shares that may become deliverable hereunder unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

11.             Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested PSUs.

12.             No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Participant’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of the PSUs is a one-time benefit that was made at the sole discretion of the Board or the Committee on behalf of the Company and does not create any contractual or other right to receive a grant of performance stock units or other Awards or any payment or benefits in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.

Exhibit A-5

13.             Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

BRC Inc.

attn.: General Counsel
1144 S. 500 W.

Salt Lake City, Utah

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

14.             Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

15.             Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

16.             Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially and adversely reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

Exhibit A-6

17.             Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

18.             Clawback. The Participant’s rights with respect to this Award shall in all events be subject to (a) all rights that the Company may have under any Company written clawback or recoupment policy or other written agreement or arrangement with the Participant and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

19.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of DELAWARE applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of DELAWARE LAW.

20.             Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

21.             Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

Exhibit A-7

22.             Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

23.             Nonqualified Deferred Compensation Rules. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to be exempt from, or compliant with, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. If the Participant is deemed to be a “specified employee” within the meaning of the Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with the the requirements of Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Section 409A of the Code.

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Exhibit A-8

EXHIBIT B

CAGR PERFORMANCE TARGETS

The PSUs granted hereunder shall become Vested PSUs based upon the attainment of the CAGR Targets set forth below, subject to the other terms set forth in this Agreement:

Final Measurement

Subject to Section 2, if, as of the Final Measurement Period (as defined below) of the Performance Period, the CAGR (as defined below) equals or exceeds the CAGR set forth in the “CAGR Target” column of the schedule below, then the number of PSUs granted hereunder determined pursuant to the schedule below shall become Vested PSUs.

Tranche	CAGR Target	Number of PSUs Vesting**
1	25%	50% of Total PSUs
2	25%-50%*	Up to an additional 50% of Total PSUs

* If the CAGR Target achievement is greater than 25% but less than 50%, then 100% of Tranche 1 PSUs shall become vested and the number of Tranche 2 PSUs granted hereunder that become Vested PSUs shall be calculated using straight-line interpolation between a beginning point of 25% and and ending point of 50% (with a CAGR of 50% resulting in vesting of 100% of Tranche 2 PSUs). No interpolation shall be used with respect to Tranche 1 PSUs. A CAGR as of the Final Measurement Period of less than 25% shall result in no Tranche 1 PSUs or Tranche 2 PSUs becoming Vested PSUs. As an example to illustrate the application of this paragraph, in the event that the the CAGR achieved for the Final Measurement Period is 40%, 100% of the Tranche 1 PSUs (e.g. 50% of the total PSUs) and 60% of the Tranche 2 PSUs (e.g. 30% of the total PSUs) shall become Vested PSUs.

** In the event the number of Accumulated PSUs (determined below) exceeds the number of PSUs vesting in accordance with this column after the end of the Final Measurement Period, a number of PSUs equal to the Accumulated PSUs shall become Vested PSUs in lieu of the number of Vested PSUs determined in accordance with the table above.

Annual Measurement

In addition, subject to Section 2, if as of any Annual Measurement Period (as defined below) prior to the Final Measurement Period, the CAGR equals or exceeds the CAGR Target set forth in the “CAGR Target” column of the schedule below, the number of PSUs set forth for the applicable Annual Measurement Period shall become Accumulated PSUs in accordance with the terms hereof.

Exhibit B-1

Tranche	CAGR Target	Maximum Number of Accumulated PSUs**
		Year 1 Measurement Period	Year 2 Measurement Period	Year 3 Measurement Period	Year 4 Measurement Period	Year 5 Measurement Period***
1	25%	20% of Tranche 1 PSUs	20% of Tranche 1 PSUs	20% of Tranche 1 PSUs	20% of Tranche 1 PSUs	Covered by Final Measurement
2	25%-50%*	Up to 20% of Tranche 2 PSUs	Up to 20% of Tranche 2 PSUs	Up to 20% of Tranche 2 PSUs	Up to 20% of Tranche 2 PSUs	Covered by Final Measurement

*If the CAGR for the applicable Annual Measurement Period is greater than 25% but less than 50%, then 100% of Tranche 1 PSUs eligible to become Accumulated PSUs at such time shall become Accumulated PSUs and the number of Tranche 2 PSUs granted hereunder that become Accumulated PSUs shall be calculated using straight-line interpolation between a beginning point of 25% and and ending point of 50% (with a CAGR of 50% resulting in the full amount shown above becoming Accumulated PSUs for the applicable Annual Measurement Period). No interpolation shall be used with respect to Tranche 1 PSUs. A CAGR as of the applicable Annual Measurement Period of less than 25% shall result in no Tranche 1 PSUs or Tranche 2 PSUs becoming Accumulated PSUs

**In the event that the CAGR Targets are not fully attained for an Annual Measurement Period but are attained in a subsequent Annual Measurement Period, any PSUs that were eligible to become Accumulated PSUs in the prior Annual Measurement Periods shall become Accumulated PSUs to the same extent of attainment of performance in the current Annual Measurement Period.

*** Accumulated PSUs shall remain subject to service-based vesting and shall only become Vested PSUs eligible for settlement upon completion of the Final Measurement Period or if provided for under Section 2(b) or 2(c).

Key Definitions

As used herein, the terms below have the following meanings:

“Accumulated PSUs” means PSUs that for which CAGR Targets are attained in connection with a completed Annual Measurement Period but remain subject to service-based vesting, as described above.

“Annual Measurement Period” means the period beginning on February 1st and ending on April 30th of each year following the calendar year in which the Date of Grant occurs but prior to the Final Measurement Period.

Exhibit B-2

“CAGR” means the compound annual growth rate of Market Capitalization, measured as of the last day of the Annual Measurement Period or Final Measurement Period, as applicable, and shall be calculated as follows:

For purposes of the formula above:

Ending Value (EV) – equals the Market Capitalization (as defined below) for the applicable Annual Measurement Period or Final Measurement Period, subject to adjustment in accordance with the Plan.

Beginning Value (BV) – equals $1,831,161,970 (the Market Capitalization as of the end of the Reference Date calculated using a value of $10.00 per share of Class A Common Stock).

Years - equals the number of years that have elapsed from the Reference Date through the end of the applicable Annual Measurement Period or Final Measurement Period.

“Final Measurement Period” means the period beginning on February 1, 2027 and ending on April 30, 2027.

“Market Capitalization” means, as of any date of determination, the product of (a) the sum of the aggregate number of shares of the Company’s Class A Common Stock and Class B Common Stock that are issued and outstanding on such date and (b) either (i) $10.00, in the case of measuring the Beginning Value under the CAGR formula above or (ii) the VWAP for the Annual Measurement Period or Final Measurement Period, as applicable.

“Reference Date” means February 10, 2022.

“VWAP” means, as of any period of determination, the volume-weighted average price of a share of the Company’s Class A Common Stock over such period, as calculated by the Committee.

Exhibit B-3

EXHIBIT C

Restrictive Covenants

1.             Protection of Confidential Information.

(a)             Non-Use and Non-Disclosure. Participant shall not, at any time during the Participant’s employment or engagement with the Company or any Affiliate or thereafter, or during the Prior Period, disclose or use any trade secret, proprietary or confidential information of the Company or any Affiliate of the Company (collectively, “Confidential Information”) obtained or learned by Participant during the course of such employment or engagement or in any Prior Period, except for (i) disclosures and uses required in the course of such employment or engagement or with the prior written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation related the enforcement of the Participant’s rights relating to the Company, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided, that, if, in any circumstance described in clause (iii), Participant receives notice that any third party shall seek to compel such a disclosure of any Confidential Information, Participant shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding anything to the contrary in the foregoing, “Confidential Information” does not include information that is or becomes publicly known outside the Company or any of its subsidiaries other than due to a breach of the Participant’s obligations.

(b)             Return of Information. Upon termination of employment, and regardless of the reasons therefore, Participant shall (i) immediately cease any further use of Confidential Information and (ii) deliver to the Company (at the Company’s expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information that are in the Participant’s possession or under the Participant’s control, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Participant from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Participant’s compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Participant, including his compensation.

(c)             Defend Trade Secrets Act Notice. Notwithstanding the foregoing obligations of confidentiality, this agreement does not affect any rights or immunities of Participant under 18 USC §1833(b)(1) or (2) and, as such, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Participant files a lawsuit for retaliation by the Company or its Affiliates for reporting a suspected violation of law, then Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if Participant (or an attorney on the Participant’s behalf) files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

Exhibit C-1

2.             Noncompetition, Noninterference, Nondisparagement and Cooperation.

(a)             General. Participant agrees that Participant shall not, other than in carrying out the Participant’s duties for the Company, directly or indirectly, do any of the following: (i) during the Participant’s employment or engagement with the Company and its Affiliates and for a period of time equal to three (3) years after any termination of such employment or engagement, render services in any capacity (including as an employee, director, member, consultant, partner, investor or independent contractor) to a Competing Business, (ii) during the Participant’s employment or engagement with the Company and its Affiliates and for a period of three (3) years after any termination of such employment or engagement, attempt to, or assist any other person in attempting to, employ, engage, retain or partner with, any person who is then, or at any time during the ninety (90) day-period prior thereto was, a director, officer or other executive or employee of the Company or an Affiliate, or encourage any such person or any consultant, agent or independent contractor of the Company or any Affiliate to terminate or adversely alter or modify such relationship with the Company or any Affiliate; provided, that this section (ii) shall not be violated by general advertising, general internet postings or other general solicitation in the ordinary course not specifically targeted at such persons, or (iii) during the Participant’s employment or engagement with the Company and its Affiliates and for a period of three (3) years after any termination of employment or engagement, solicit any then current customer or business partner of the Company or any Affiliate to terminate, alter or modify its relationship with the Company or the Affiliate or to interfere with the Company’s or any Affiliate’s relationships with any of its customers or business partners. During and after the term of employment, Participant shall not make any public statement that is intended to or would reasonably be expected to disparage the Company, its Affiliates or its or their directors, officers, employees, the Business or products other than as required in the good faith discharge of the Participant’s duties. During the term of employment and for two (2) years thereafter, the Company (including directors and officers of the Company in their capacity as such) agrees that it shall not make any public statement that is intended to or would reasonably be expected to disparage Participant. At the request of Participant, the Company shall direct its then-current directors and officers to not make any statements that would violate this Section 2(a) if they were made by the Company. Notwithstanding the foregoing, nothing in this Section 2(a) shall prevent any person from (A) responding publicly to any incorrect, disparaging or derogatory public statement made by or on behalf of the other party to the extent reasonably necessary to correct or refute such public statement or (B) making any truthful statement to the extent required by law. Nothing herein is intended to or will be used in any way to limit the Participant’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Nothing contained herein shall prevent Participant from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.

Exhibit C-2

(b)             Cooperation. Participant agrees to reasonably cooperate with the Company and its attorneys, both during and after the termination of the Participant’s employment or engagement, in connection with any litigation or other internal or external proceeding arising out of or relating to matters in which Participant was involved prior to the termination of the Participant’s employment or engagement so long as such cooperation does not materially interfere with the Participant’s employment or engagement. In the event that such cooperation is required after the term of employment, the Company shall pay Participant at the rate of $170 per hour and out-of-pocket expenses approved in advance by the Company after presentation by Participant of reasonable documentation related thereto.

3.             Enforcement. Participant acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 1 and 2 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Participant has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Participant breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under the Restrictive Covenants would be inadequate. Participant therefore agrees and consents that if Participant commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 2 are found by a court or an arbitrator to be unreasonable, Participant and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

4.             Intellectual Property.

(a)             Ownership of Company IP. All Work Product created, invented, or developed by the Participant, either during the Prior Period or during the Term, whether solely or jointly with others, and that (i) relates to the Business, (ii) is or was developed using any resources or equipment of or provided by the Company or its Affiliates, or (iii) is or was created within the scope of the Participant’s employment by the Company, and all Intellectual Property in any of the foregoing, is the sole and exclusive property of the Company (collectively, the “Company IP”). Participant hereby acknowledges and agrees that the Company IP is intended to be a work made for hire under the U.S. Copyright Act of 1976, as amended, of which the Company is the owner. To the extent the Company IP is not, or is deemed not to be, a work made for hire, Participant hereby irrevocably assigns to the Company all of Participant’s right, title and interest in and to the Company IP, and Participant hereby waives all moral rights or other rights with respect to attribution of authorship or integrity related to any and all Company IP. Except as set forth in Section 4(c), Participant shall have no right to use any Company IP without the prior written consent of Company, including in connection with any digital assets (e.g., non-fungible tokens).

Exhibit C-3

(b)             Participant IP. Participant represents and warrants that as of the date hereof, there is no Work Product (or Intellectual Property therein) that: (i) has been created by or on behalf of Participant (either solely or jointly with others) or (ii) is owned exclusively by Participant or jointly by Participant with others and that both (x) relate to the Business and (y) are not assigned to the Company under this agreement (“Participant IP”). Notwithstanding the foregoing, if Participant uses with or incorporates into any Company IP or Company-Owned Social Media Post any Participant IP, or any other Intellectual Property that does not constitute Company IP, then Participant hereby grants to the Company a perpetual, irrevocable, nonexclusive, fully paid-up, royalty-free, sublicenseable (through multiple tiers), worldwide license under all such Intellectual Property to make, have made, use, sell, offer for sale, import, export, copy, publish, perform, make derivative works of, distribute, improve, modify, and otherwise exploit such Intellectual Property in connection with the Business (including any product or service thereof).

(c)             Licenses to Participant.

(i)             Subject to Section 4(c)(iii), the Company hereby grants to Participant a non-exclusive, non-transferable, non-sublicenseable, worldwide, royalty-free, fully paid-up license, solely during the Term, to use, copy, distribute, create derivative works of, perform, and display Content included in the Company IP or provided to Participant by the Company in connection with making Social Media Posts on Participant Social Media Channels.

(ii)             Subject to Sections 4(c)(iii) and 4(c)(iv), the Company hereby grants to Participant a non-exclusive, non-transferable, non-sublicenseable, worldwide, royalty-free, fully paid-up license, solely during the Term, to use the Company Marks in connection with making Social Media Posts on Participant Social Media Channels. All goodwill arising from Participant’s use of the Company Marks will inure exclusively to the benefit of the Company.

(iii)             The Company may, at any time and in its sole discretion, require Participant to modify or remove any Company Social Media Post from Participant Social Media Channels, and Participant shall promptly (and in any event in no more than three business days) comply with such request.

(iv)             Participant shall comply with all branding and quality guidelines and other instructions regarding the use of the Company Marks provided by the Company to Participant, and shall remove any Company Mark from a Social Media Post immediately upon the request of the Company.

Exhibit C-4

(d)             Licenses to the Company. Participant hereby grants to the Company an exclusive, worldwide, royalty-free, fully paid-up, sublicenseable (through multiple tiers), transferable, perpetual, irrevocable license to use, display, publish, copy, reproduce, distribute, and otherwise exploit in any form or media (whether now existing, known, or later developed) the Publicity Rights of Participant in connection with the conduct and promotion of the Business (including during the Prior Period), including all products and services of the Business. To the extent that Participant may not grant the foregoing license under applicable law, Participant hereby irrevocably releases, waives, acquits, and forever discharges the Company and its Affiliates and its and their past and present directors, officers, partners, agents, employees, successors, and assigns from any and all known or unknown claims, causes of action, or demands whatsoever in law or in equity that Participant ever had, now has, or hereafter may acquire against any such parties based on, or arising out of, in whole or in part, the Company’s or its Affiliate’s use of any of the Participant’s Publicity Rights in connection with the conduct and promotion of the Business (including all products and services of the Business, and including during the Prior Period), and covenants not to use Participant’s Publicity Rights in connection with any Competing Business during the term of employment or thereafter. Notwithstanding anything to the contrary in the foregoing, nothing contained in this agreement will require the Company to exercise or exploit any of its rights relating to Participant’s Publicity Rights.

(e)             Social Media Posts.

(i)             Participant is the owner of all Participant Social Media Channels and the Social Media Posts made by or on behalf of Participant to a Participant Social Media Channel during the Prior Period or the term of employment to the extent that such Social Media Posts are unrelated to the Business and do not include, contain, incorporate, or reference any Company Mark, Company IP, or other Intellectual Property or Content owned or controlled by the Company (“Participant Social Media Posts”). For clarity, Participant Social Media Posts expressly exclude any Content that includes, contains, incorporates, or references Company Marks, Company IP, or other Intellectual Property or Content owned or controlled by the Company or its Affiliates, all of which are owned, as between Participant and the Company, exclusively by the Company or its Affiliates.

(ii)             The Company is the owner of all Social Media Posts made by or on behalf of Participant to a Social Media Channel (and all Content and Intellectual Property rights therein) to the extent such Social Media Post includes, contains, incorporates, or references any Company IP, any Company Marks, or any other Intellectual Property or Content owned or controlled by the Company or its Affiliates (collectively, the “Company-Owned Social Media Posts”). To the extent Participant has or obtains any rights in the Company-Owned Social Media Posts, Participant hereby assigns to the Company all of Participant’s right, title, and interest in and to such Company-Owned Social Media Posts.

(iii)             Participant hereby grants to the Company a non-exclusive, worldwide, royalty-free, fully paid-up, sublicenseable (through multiple tiers), transferable, perpetual, irrevocable license to use, display, publish, copy, reproduce, distribute, and otherwise exploit in any form or media (whether now existing, known, or later developed) all Company Social Media Posts that do not constitute Company-Owned Social Media Posts (including in such license all rights to the Content and Intellectual Property therein).

Exhibit C-5

(iv)             The Company shall be responsible for ensuring that Content (including product statements) that Company provides Participant for inclusion in Social Media Posts made to an Participant Social Media Channel, and instructions that Company provides Participant with respect to making such Social Media Posts (if any), are compliant with applicable laws. Subject to the foregoing, Participant shall be responsible for ensuring that that all Company Social Media Posts made by or on behalf of Participant to any Social Media Channel are made in compliance with all applicable laws. Without limiting the foregoing, Participant shall comply with the FTC’s Enforcement Policy Statement on Deceptively Formatted Advertisements and the FTC’s Native Advertising: A Guide for Business, and any other applicable regulations, rules, or standards relating to the promotion of products or services on Social Media Channels, or that are otherwise applicable to the Company Social Media Posts on any Participant Social Media Channel, or that are otherwise made by or on behalf of Participant to any Social Media Channel. Promptly upon the request of the Company or the termination of the term of employment (but in no event more than five business days following either event), Participant shall deliver to the Company all tangible embodiments of Company-Owned Social Media Posts and Company Social Media Posts existing on any Participant Social Media Channel, or that have otherwise been made by or on behalf of Participant to any Social Media Channel (e.g., the underlying videos, photographs, and other Content, whether in digital or physical form). Upon the termination of the term of employment for any reason, Participant shall immediately cease making any Social Media Posts on any Social Media Channels, including Participant Social Media Channels, that would be a Company Social Media Post hereunder (except, and only to the extent, Participant and Company agree otherwise in writing).

(v)             Immediately upon the termination of employment by the Company for cause (as determined by the Company), Participant shall remove all Company Social Media Posts from all Participant Social Media Channels, and shall cause the removal of all Company Social Media Posts made by or on behalf of Participant to any other Social Media Channel controlled by Participant or Participant’s immediate family members.

(f)             Further Assurances. Participant shall assist the Company, or its designee, at Company’s expense, in every reasonable way in connection with securing the Company’s rights in the Company IP and the Company-Owned Social Media Posts, including executing or causing to be executed all documents reasonably requested by the Company. Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney-in-fact, which is a right coupled with an interest, to act for and in Participant’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of any Company IP or Company-Owned Social Media Posts.

5.             Definitions. For purposes of this Exhibit C, the following definitions shall apply:

(a)             “Affiliate” means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Company (including, without limitation, Black Rifle Coffee Company LLC).

Exhibit C-6

(b)             “Business” means the business of sourcing, processing, manufacturing, packaging, distributing, marketing and selling any Covered Product and related merchandise and apparel, and designing, owning, operating, licensing and franchising coffee-based retail establishments, or any activities, services or products incidental or attendant thereto, including media enterprises based on persons associated with the Company or any of its Affiliates, Company values, and such business.

(c)             “Company Marks” means any Trademarks owned or controlled by the Company or its Affiliates.

(d)             “Company Social Media Channel” means any Social Media Channel created by, or owned or controlled by, the Company or its Affiliates, or that includes all or any part of any Company Mark (provided such part of a Company Mark could reasonably be considered a trademark or an indicator of origin) in the username (or similar name or social media handle) or other identifying label or designation associated with such Social Media Channel.

(e)             “Company Social Media Post” means any Social Media Post that (a) includes, contains, incorporates, or references any Company Mark, Company IP, any other Intellectual Property or Content owned or controlled by the Company or its Affiliates or (b) that a reasonable Person would associate with the Company, its Affiliates or the Business.

(f)             “Competing Business” means any business that competes with the Business or has taken material steps in preparation to compete with the Business (in each case, either directly or through its divisions, parents, subsidiaries or affiliates). For the avoidance of doubt, a company shall not be considered a Competing Business solely by reason of the sale of food or other merchandise unless such products are branded products and produced directly or indirectly by such company and identified with a proprietary brand of Covered Product, and unless either (i) the sales of proprietary-branded Covered Products or other related merchandise represents more than 15% of that company’s annual gross revenues or (ii) Participant’s role at such company relates primarily to such products.

(g)             “Content” means any work of authorship, content, or material, including written works of any kind or nature, photographs, images, negatives, films, outtakes, B-Roll, pictures, drawings, renderings, video recordings, audio recordings, audio-visual works, and digital images.

(h)             “Covered Product” means coffee (including in a beverage format, ground, whole bean, and “pod” formats) or any other beverage of the type the Company or its Subsidiaries, directly or indirectly, produce, distribute, sell or market or have taken material steps to do any of the foregoing.

(i)             “Intellectual Property” means all intellectual property rights of any kind or nature, whether under statutory or common law, including (a) trademarks, service marks, domain names, trade dress, corporate names, brand names, trade names, and other indicia of source or origin, and all registrations, applications and renewals relating thereto or in connection therewith (including, in each case, the goodwill associated therewith) (“Trademarks”), (b) patents and patent applications, (c) copyrights, copyrightable works, and all applications and registrations therefor, (d) trade secrets, (e) rights in Content, Work Product, and Social Media Posts, and (f) all rights to sue for past, present, and future infringement, misappropriation or other violation of any of the foregoing.

(j)             “Participant Social Media Channels” means any Social Media Channel owned or controlled by Participant or Participant’s immediate family member and that is not a Company Social Media Channel.

Exhibit C-7

(k)             “Prior Period” means any prior period during which (a) Participant was employed by the Company or any of its Affiliates or Subsidiaries (including any predecessors thereof) or (b) Participant was engaged in work, activities, services, or efforts on behalf of the Company or the Business prior to the formation of the Company or any of its Subsidiaries or Affiliates (including any predecessors thereof).

(l)             “Publicity Rights” means the name, voice, likeness, signature, photograph, video, biographical data, image, and other elements or attributes of an individual’s persona, identity, or personality, and any other rights of a similar nature protectable under applicable law.

(m)             “Social Media Channel” means any website, application, or other medium now known or hereafter devised that enables individuals to create or share Content or participate in social networking, including, but not limited to, YouTube, Facebook, Instagram, Twitter, TikTok, and Snapchat.

(n)             “Social Media Post” means the making available of Content on any Social Media Channel in any manner permitted by such Social Media Channel, regardless of the amount of time such Content is made available on the Social Media Channel.

(o)             “Subsidiary” of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the voting stock.

(p)             “Term” means any current or future period during which (a) Participant is employed by the Company or any of its Affiliates or Subsidiaries (including any predecessors thereof) or (b) Participant is engaged in work, activities, services, or efforts on behalf of the Company or the Business.

(q)             “Work Product” means all discoveries, developments, concepts, designs, ideas, know-how, modifications, improvements, derivative works, inventions, trade secrets, Trademarks, or Content, in each case whether or not patentable, copyrightable or otherwise legally protectable.

Exhibit C-8